Filed pursuant to Rule 424(b)(3)
Registration No. 333-184777

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2014

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 6, 2012

$

Chevron Corporation

$                         % Notes Due 2016

$                         % Notes Due 2017

$                         % Notes Due 2019

We are offering $             aggregate principal amount of our         % Notes due 2016 (the “2016 notes”), $                 aggregate principal amount of our         % Notes due 2017 (the “2017 notes”) and $                 aggregate principal amount of our         % Notes due 2019 (the “2019 notes”). We may issue the 2016 notes in a single series with a fixed interest rate, which we refer to as the “2016 fixed rate notes”, in a single series with a floating interest rate, which we refer to as the “2016 floating rate notes”, or in two series, one with a fixed interest rate and one with a floating interest rate. We may issue the 2017 notes in a single series with a fixed interest rate, which we refer to as the “2017 fixed rate notes”, in a single series with a floating interest rate, which we refer to as the “2017 floating rate notes”, or in two series, one with a fixed interest rate and one with a floating interest rate. We may issue the 2019 notes in a single series with a fixed interest rate, which we refer to as the “2019 fixed rate notes”, in a single series with a floating interest rate, which we refer to as the “2019 floating rate notes”, or in two series, one with a fixed interest rate and one with a floating interest rate. We refer to the 2016 fixed rate notes, the 2017 fixed rate notes and the 2019 fixed rate notes collectively as the fixed rate notes, and the 2016 floating rate notes, if any, the 2017 floating rate notes, if any, and the 2019 floating rate notes, if any, collectively as the “floating rate notes”. We refer to the fixed rate notes and the floating rate notes collectively as the “notes”.

The 2016 notes will mature on                , 2016, the 2017 notes will mature on                , 2017 and the 2019 notes will mature on                , 2019. Chevron Corporation will pay interest on each series of the fixed rate notes on                and                of each year starting on                , 2015 and interest on the floating rate notes, if any, on                ,                 ,                 and                 of each year starting on                , 2015. The 2016 floating rate notes, if any, will bear interest at a floating rate equal to three-month London Interbank Offered Rate (“LIBOR”) plus         %, the 2017 floating rate notes, if any, will bear interest at a floating rate equal to three-month LIBOR plus         % and the 2019 floating rate notes, if any, will bear interest at a floating rate equal to three-month LIBOR plus         %. Chevron will have the right to redeem the fixed rate notes in whole or in part at any time prior to maturity at the redemption prices described in this prospectus supplement. Any floating rate notes will not be redeemable prior to maturity.

	Price to Public(1)	Underwriting Commission	Proceeds Before Expenses to Chevron
Per 2016 note
Total
Per 2017 note
Total
Per 2019 note
Total

(1)	Plus accrued interest, if any, from , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined that this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 21, 2014, which is incorporated by reference herein, and the “Risk Factors” section on page S-2 for a discussion of factors you should consider carefully before investing in the notes.

The underwriters have agreed to purchase the notes on a firm commitment basis. It is expected that delivery of the notes will be made through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                , 2014, which is the fifth business day following the date of this prospectus supplement (the settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Joint Book-Running Managers

BofA MERRILL LYNCH	J.P. MORGAN	MORGAN STANLEY

BARCLAYS	GOLDMAN, SACHS & CO.	WELLS FARGO SECURITIES

The date of this prospectus supplement is                , 2014.

Prospectus Supplement

Prospectus

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Chevron has not, and the Underwriters have not, authorized anyone to provide you with different information. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as to the date appearing at the bottom of the cover of those respective documents.

The notes are being offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting” commencing on page S-15 of this prospectus supplement for more information.

S-i

CHEVRON CORPORATION

Chevron Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in fully integrated petroleum operations, chemicals operations, mining operations and power and energy services. Upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids project. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil and refined products; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron’s executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583 (telephone: (925) 842-1000).

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows Chevron to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents that Chevron files with it. This means that Chevron can disclose important information to you by referring you to other documents which it has filed separately with the Commission. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and the information that Chevron files with the Commission after the date hereof will automatically update and may supersede this information. Chevron incorporates by reference the documents listed below and any future filings which Chevron makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering of securities by this prospectus supplement and the accompanying prospectus.

•	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2013.

•

The information contained in Chevron’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 10, 2014 and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2013.

•	Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

•

Chevron’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 31, 2014 (reporting under Item 5.02, Item 5.03 and Item 9.01); March 28, 2014; June 3, 2014; and August 14, 2014.

Upon written or oral request, Chevron will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. Requests for copies should be directed to:

Chevron Corporation

6001 Bollinger Canyon Rd., Building A

San Ramon, California 94583

Attention: Corporate Finance

Telephone: (925) 842-8049

WHERE YOU CAN FIND MORE INFORMATION

Chevron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. All of the reports, proxy statements and other documents filed with the Commission by Chevron, including such documents incorporated by reference herein, can be inspected and copied at the public reference facility maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Further information about the public reference room is available from the Commission at 1-800-SEC-0330. Chevron’s filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at www.sec.gov. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

Chevron has filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 21, 2014, which is incorporated by reference herein, as well as the risk set forth below.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of your floating rate notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (“BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the floating rate notes.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be used for general corporate purposes, including refinancing a portion of Chevron’s existing commercial paper borrowings. As of October 31, 2014, the outstanding amount of Chevron’s commercial paper borrowings was approximately $10.2 billion, the weighted average interest rate on outstanding borrowings under the commercial paper program was approximately 0.11% per annum and the average maturity on outstanding borrowings under the commercial paper program was 53 days.

DESCRIPTION OF THE NOTES

General

We may issue the 2016 notes in a single series with a fixed interest rate, in a single series with a floating interest rate, or in two series, one with a fixed interest rate and the other with a floating interest rate. We may issue the 2017 notes in a single series with a fixed interest rate, in a single series with a floating interest rate, or in two series, one with a fixed interest rate and the other with a floating interest rate. We may issue the 2019 notes in a single series with a fixed interest rate, in a single series with a floating interest rate, or in two series, one with a fixed interest rate and the other with a floating interest rate.

The notes are being issued under an indenture dated as of June 15, 1995 (the “indenture”) between Chevron and Wells Fargo Bank, National Association, as trustee. Provisions of the indenture are more fully described under “Description of the Indenture,” commencing on page 6 of the accompanying prospectus. The notes originally will be issued in fully registered book-entry form and each series of notes will be represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”), as depository, or its nominee. Upon any exchange under the provisions of the indenture of the global notes for notes in definitive form, such definitive notes shall be issued in authorized denominations of $2,000 or integral multiples of $1,000 in excess thereof.

The 2016 notes will mature on                 , 2016, the 2017 notes will mature on             , 2017, and the 2019 notes will mature on                 , 2019.

Interest

The notes will bear interest from                 , 2014.

Fixed Rate Notes

Interest on the fixed rate notes will be payable on                 , 2015 and on each                 and thereafter. Interest on each fixed rate note will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date falls on a date that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day. Payments of interest and principal on the fixed rate notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant interest payment date. As long as the fixed rate notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depository or its nominee in immediately available funds.

Floating Rate Notes

The floating rate notes, if any, will bear interest at a variable rate. The interest rate for the floating rate notes for a particular interest period will be a per annum rate equal to LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the trustee, plus         % for the 2016 floating rate notes, if any, plus         % for the 2017 floating rate notes, if any, and plus         % for the 2019 floating rate notes, if any. The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period (each an “interest reset date”). Interest on the floating rate notes will be payable quarterly on                 ,                 ,                 and                 of each year, beginning                 , 2015. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on                 , 2014) and ending on the day preceding the next interest payment date. The initial interest period is                 , 2014 through                 , 2015. The interest determination date for an

interest period will be the second London Business Day preceding such interest period (the “interest determination date”). The interest determination date for the initial interest period will be                 , 2014. If any interest payment date falls on a date that is not a business day, the payment will be made on the next business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). Payments of interest and principal on the floating rate notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant interest payment date. Interest on the floating rate notes will be calculated on the basis of the actual number of days in each quarterly interest period and a 360-day year. As long as the floating rate notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depository or its nominee in immediately available funds.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1)	With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page (as hereinafter defined) as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2)	With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in the City of New York (which may include affiliates of the underwriters) selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date or if there is no immediately preceding interest reset date, LIBOR will be the same as the rate determined for the initial interest period.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying LIBOR for U.S. dollar deposits of major banks).

“London Business Day” means any day on which dealings in United States dollars are transacted on the London interbank market.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687))

and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the floating rate notes.

Redemption

The floating rate notes, if any, are not redeemable prior to maturity.

Chevron has the option to redeem the 2016 fixed rate notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the 2016 fixed rate notes being redeemed, and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the 2016 fixed rate notes being redeemed to, but not including, the redemption date.

Chevron has the option to redeem the 2017 fixed rate notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the 2017 fixed rate notes being redeemed, and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the 2017 fixed rate notes being redeemed to, but not including, the redemption date.

Prior to                 , 2019, Chevron has the option to redeem the 2019 fixed rate notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the 2019 fixed rate notes being redeemed, and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the 2019 fixed rate notes being redeemed to, but not including, the redemption date.

On or after                 , 2019, the 2019 fixed rate notes shall be subject to redemption, at the option of Chevron, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the 2019 fixed rate notes being redeemed plus interest accrued on the 2019 fixed rate notes being redeemed to, but not including, the redemption date.

“Adjusted Treasury Rate” is to be determined on the third business day preceding the redemption date and means

(1)	the arithmetic mean of the yields under the heading “Week Ending” published in the Statistical Release (as hereinafter defined) most recently published prior to the date of determination under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining term, as of the applicable redemption date, of the fixed rate notes of that series being redeemed, plus

(2)	0. % for the 2016 fixed rate notes, 0. % for the 2017 fixed rate notes and 0. % for the 2019 fixed rate notes.

If no maturity set forth under such heading exactly corresponds to the remaining term of the fixed rate notes of that series being redeemed, yields for the two published maturities most closely corresponding to the remaining term of the notes of that series being redeemed will be calculated as described in the preceding sentence, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding each of the relevant periods to the nearest month.

“Statistical Release” means the statistical release designation “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the fixed rate notes, then such other reasonably comparable index as Chevron shall designate.

Chevron will mail notice of any redemption to each holder of fixed rate notes to be redeemed at least 30 days but not more than 60 days before the redemption date.

Unless Chevron defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.

Book-Entry System

The notes of each series will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except as hereinafter set forth, the notes will be available for purchase in book-entry form only. The term “depository” as used in this prospectus supplement refers to DTC or any successor depository.

Investors may hold interests in the global notes either through DTC or through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as U.S. depositary for Euroclear.

Neither Chevron nor the trustee will have any responsibility, obligation or liability to any participant, to any indirect participant or to any beneficial owner with respect to:

•	the accuracy of any records maintained by DTC, Cede & Co., any participant or any indirect participant,

•	the payment by DTC or any participant or indirect participant of any amount with respect to the principal of or interest on the notes,

•	any notice which is permitted or required to be given to registered owners of notes under the indenture or

•	any consent given or other action taken by DTC as the registered owner of the notes, or by participants as assignees of DTC as the registered owner of each issue of notes.

The Depository Trust Company

DTC has advised Chevron as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depository only through direct or indirect participants.

DTC also advises that pursuant to procedures established by it, upon deposit by Chevron of the global notes with DTC or its custodian, DTC or its nominee will credit, on its internal system, the respective principal amounts of the notes represented by such global notes to the accounts of direct participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in notes represented by the global notes will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to interests of direct participants), or by direct and indirect participants or persons that may hold interests through such participants (with respect to persons other than participants).

So long as the depository or its nominee is the registered owner of a global note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented thereby for all purposes under the indenture. Except as hereinafter provided, owners of beneficial interests in the global notes will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Unless and until a global note is exchanged in whole or in part for individual certificates evidencing the notes represented thereby, such global note may not be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of such successor depository.

Payments of principal of and interest on the notes represented by a global note will be made to the depository or its nominee, as the case may be, as the registered owner of the notes. Chevron has been informed by DTC that, upon receipt of any payment on the global notes, DTC’s practice is to credit participants’ accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in notes represented by the global notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Chevron will recognize DTC or its nominee as the sole registered owner of the notes for all purposes, including notices and consents. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

So long as the notes are outstanding in the form of global notes registered in the name of DTC or its nominee Cede & Co.:

•	all payments of interest on and principal of the notes shall be delivered only to DTC or Cede & Co.;

•	all notices delivered by Chevron or the trustee pursuant to the indenture shall be delivered only to DTC or Cede & Co.; and

•

all rights of the registered owners of notes under the indenture, including, without limitation, voting rights, rights to approve, waive or consent, and rights to transfer and exchange notes, shall be rights of DTC or Cede & Co.

The beneficial owners of the notes must rely on the participants or indirect participants for timely payments and notices and for otherwise making available to the beneficial owner rights of a registered owner. No assurance can be provided that in the event of bankruptcy or insolvency of DTC, a participant or an indirect participant through which a beneficial owner holds interests in the notes, payment will be made by DTC, such participant or such indirect participant on a timely basis.

The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can found at www.dtcc.com.

If the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Chevron within 90 days, Chevron will issue individual notes in definitive form in exchange for the global notes. In addition, Chevron may at any time and in its sole discretion determine not to have the notes in the form of a global security, and, in such event, Chevron will issue individual notes in definitive form in exchange for the global notes. In either instance, Chevron will issue notes in definitive form, equal in aggregate principal amount to the global notes, in such names and in such principal amounts as the depository shall direct. Notes so issued in definitive form will be issued as fully registered notes in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

Clearstream Banking, société anonyme

Clearstream has advised Chevron that it is a limited liability company organized under the laws of Luxembourg. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank in Luxembourg, and as such, is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly. Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear System

The Euroclear System has advised Chevron that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Clearance and Settlement Procedures

Settlement for the notes will be made by the underwriters in immediately available funds.

DTC, Clearstream and Euroclear, as applicable, have advised Chevron as follows: Secondary market trading in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

General

The following is a discussion of certain U.S. federal tax consequences of the holding and disposition of the notes. It is applicable to holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the notes as capital assets. This discussion is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, dealers in securities or currencies, traders in securities electing mark to market treatment, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes through, partnerships (including an entity that is treated as a partnership for U.S. federal income tax purposes) or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, or persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes that are U.S. holders.

For purposes of this discussion, a U.S. holder means a beneficial owner of notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or

•

any trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder means any beneficial owner of a note that is not a partnership (or an entity that is treated as a partnership for U.S. federal income tax purposes) and is not a U.S. holder.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.

If you are considering buying the notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

Interest

A U.S. holder of the notes will be required to report interest earned on the notes as ordinary income in accordance with the U.S. holder’s regular method of tax accounting.

Disposition of Notes

Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note, a U.S. holder will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. holder’s tax basis in the note. The U.S. holder’s tax basis for a note will be the purchase price for the note. This gain or loss will be treated as long-term capital gain or loss if the note was held for more than one year. Under current law, long-term capital gain recognized by certain noncorporate U.S. holders, including individuals, is generally subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Unearned Income Medicare Contribution

Certain U.S. holders who are individuals, estates or trusts are required to pay an additional Medicare tax on unearned income. Interest earned on the notes and gain on the sale or other taxable disposition of the notes generally will be subject to this tax. U.S. holders should consult their tax advisors regarding the effect, if any, of this tax on the ownership or disposition of a note.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the notes.

Interest

Subject to the discussion below under “Foreign Account Tax Compliance” and “Information Reporting and Backup Withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that

•	the non-U.S. holder is not:

•	a direct or indirect, actual or constructive, owner of 10% or more of the total voting power of all our voting stock,

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership or

•	a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	the non-U.S. holder certifies under penalties of perjury (generally on IRS Form W-8BEN or suitable successor form) that it is not a U.S. person and provides its name and address.

A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and is attributable to a U.S. permanent establishment under an applicable income tax treaty) or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Except to the extent provided by an applicable income tax treaty, interest on a note that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Disposition of Notes

Subject to the rules described below under “Foreign Account Tax Compliance” and “Information Reporting and Backup Withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a note unless:

•

such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, if the non-U.S. holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States, or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain from the sale or disposition of a note that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year (and certain other conditions are met), then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

U.S. Federal Estate Tax

A note held by an individual who at death is not a U.S. citizen or resident will not be includible in the individual’s gross estate for purposes of the U.S. federal estate tax as a result of the individual’s death if (a) the individual did not actually or constructively own 10% or more of the total voting power of all our voting stock and (b) the income on the note would not have been effectively connected with a U.S. trade or business of the individual at the individual’s death.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), imposes a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. entities that fail to comply with certain certification and information reporting requirements. FATCA withholding will apply to payments of interest on the notes and, after December 31, 2016, gross proceeds from the sale or other taxable disposition of notes, made to (i) a foreign financial institution that has not entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders or alternatively complied with the terms of an applicable intergovernmental agreement between the United States and the jurisdiction in which such foreign financial institution operates, and does not otherwise qualify for an exception from the requirement to enter into such an agreement or (ii) to a non-financial foreign entity, unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and tax identification number of each substantial U.S. owner. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless an exemption exists. A non-exempt U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. information reporting and backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement, Chevron has agreed to sell to the underwriters named below, for whom J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley & Co. LLC are acting as representatives, and each of them has severally agreed to purchase the principal amount of the notes set forth opposite its name at the public offering prices less the underwriting commission set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of 2016 Notes	Principal Amount of 2017 Notes	Principal Amount of 2019 Notes
J.P. Morgan Securities LLC	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
Wells Fargo Securities, LLC

Total	$	$	$

The underwriting agreement provides that the underwriters are obligated to purchase and pay for all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

Chevron has been advised by the underwriters that they propose to offer the notes initially directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of         % of the principal amount of the 2016 notes, less concessions not in excess of         % of the principal amount of the 2017 notes, and less concessions not in excess of         % of the principal amount of the 2019 notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of         % of the principal amount of the 2016 notes, not in excess of         % of the principal amount of the 2017 notes, and not in excess of         % of the principal amount of the 2019 notes. After the initial public offering of the notes is completed, the public offering prices and these concessions may change.

The notes are new issues of securities with no established trading market. Chevron has been advised by the underwriters that one or more of the underwriters intend to make a secondary market in the notes, however, they are not obligated to do so and may discontinue secondary market making for the notes at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes. Chevron has no intention to list the notes on any securities exchange or quotation system.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Chevron has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the several underwriters may be required to make in respect of such liabilities.

Certain of the underwriters or their affiliates have in the past and may in the future provide investment and commercial banking and other related services to Chevron and its affiliated companies in the ordinary course of business for which such underwriters or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses. Mr. John G. Stumpf, who serves as a member of Chevron’s Board of Directors, is Chairman of the Board, President and Chief Executive Officer for Wells Fargo & Company, which is an affiliate of Wells Fargo Securities, LLC.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Chevron or its affiliates. If any of the underwriters or their affiliates have a lending relationship with Chevron, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Chevron consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Chevron estimates that its out-of-pocket expenses for this offering, excluding underwriter commissions, will not exceed $5,500,000.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions.

•	Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The representatives, on behalf of the underwriters, may also impose a penalty bid. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

The notes are offered for sale in those jurisdictions in the United States, Asia, Europe and elsewhere where it is lawful to make such offers. No action has been taken, or will be taken, which would permit a public offering of the notes in any jurisdiction outside the United States.

Each of the underwriters has severally represented and agreed that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the notes, in or from any jurisdiction except under circumstances that are reasonably designed to result in compliance with the applicable laws and regulations thereof.

You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the notes. These taxes and charges are in addition to the public offering price set forth on the cover page of this prospectus supplement.

United States of America

The notes may not be acquired or held by any person who is an employee benefit plan or other plan or arrangement subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code, or who is acting on behalf of or investing the assets of any such plan or arrangement, unless the acquisition and holding of the notes by such person will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represents that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of the notes to the public in that Relevant Member State other than: (a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive, as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offers); or (c) in any other circumstances falling within Article (3)(2) of the Prospectus Directive; provided that no such offer of the notes shall require Chevron or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the foregoing, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable you to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter represents that, in connection with the distribution of the notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the notes or any investments representing the notes in circumstances in which Section 21(1) of the FSMA does not apply to Chevron and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL OPINIONS

The validity of the notes will be passed upon for Chevron by Pillsbury Winthrop Shaw Pittman LLP. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP.

PROSPECTUS

Chevron Corporation

DEBT SECURITIES

Chevron Corporation (“Chevron”) may offer debt securities from time to time. Market conditions at the time of sale will determine the terms of any debt securities offered.

Chevron may issue debt securities in one or more series with the same or various maturities, at par, at a premium or with an original issue discount. The debt securities may be offered through underwriters or agents, or directly to investors or dealers. At the issuer’s option and as described in the relevant prospectus supplement, the debt securities may be denominated in U.S. dollars or in any other currency.

This prospectus describes generally the terms of the debt securities. A supplement or supplements to this prospectus will describe the specific terms of each issuance of debt securities. If any offering involves underwriters, dealers or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in the debt securities of Chevron involves risks. See the section entitled “Risk Factors” in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these debt securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2012

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that Chevron has filed with the United States Securities and Exchange Commission, which we refer to herein as the Commission. By using a shelf registration statement, Chevron may sell debt securities in one or more offerings. This prospectus only provides a general description of the debt securities that may be offered. Each time Chevron sells debt securities under the shelf registration, a supplement to this prospectus containing specific information about the terms of the debt securities will be provided. Any prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any debt securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described under the heading “Information Incorporated by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

Chevron files annual, quarterly and current reports, proxy statements and other information with the Commission. Chevron’s filings are available to the public over the Internet at its web site (www.chevron.com) or at the Commission’s website (www.sec.gov). Copies of all such reports, proxy statements and other documents are also available at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s public reference room by calling the Commission at 1-800-SEC-0330. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

Chevron has filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, relating to the debt securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows Chevron to “incorporate by reference” into this prospectus the information in documents that Chevron files with it. This means that Chevron can disclose important information to you by referring you to other documents which it has filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and the information that Chevron files with the Commission after the date hereof will automatically update and may supersede this information. Chevron incorporates by reference the documents listed below and any future filings which Chevron makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering of debt securities by this prospectus.

•	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012; June 30, 2012; and September 30, 2012;

•	Chevron’s Current Reports on Form 8-K filed with the Commission on January 27, 2012 (reporting under Item 5.02); March 29, 2012; June 4, 2012; and October 3, 2012.

Upon written or oral request, Chevron will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Requests for copies should be directed to:

Chevron Corporation

6001 Bollinger Canyon Rd., Building A

San Ramon, California 94583

Attention: Corporation Treasury (Corporate Finance Division)

Telephone: (925) 842-8049

CHEVRON CORPORATION

Chevron Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in fully integrated petroleum operations, chemicals operations, mining operations, power generation and energy services. Upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids project. Downstream operations consist primarily of refining of crude oil into petroleum products; marketing of crude oil and refined products; transporting of crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron’s executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583 (telephone: (925) 842-1000).

USE OF PROCEEDS

Except as any accompanying prospectus supplement may state, the net proceeds from the sale of debt securities are expected to be used for general corporate purposes, including refinancing a portion of the existing commercial paper borrowings or long-term or short-term debt of Chevron or its subsidiaries, or financing capital programs.

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus and any accompanying prospectus supplement contain, or incorporate by reference, forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond Chevron’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude-oil and natural-gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of Chevron’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of Chevron’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum

Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; Chevron’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of Chevron’s operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth in the section titled “Risk Factors” in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus or in any accompanying prospectus supplement. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this prospectus or in any accompanying prospectus supplement or any documents incorporated by reference in this prospectus or in any accompanying prospectus supplement could also have material adverse effects on actual results.

DESCRIPTION OF THE SECURITIES

The following is a general description of the debt securities that may be offered by this prospectus. This summary is not meant to be a complete description of the debt securities. The accompanying prospectus supplement will contain the material terms and conditions of the debt securities offered by such prospectus supplement.

Each series of debt securities will be issued under the Indenture, dated as of June 15, 1995 between Chevron and Wells Fargo Bank, National Association (as successor to The Bank of New York, as successor to JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as successor to Chemical Bank), as trustee.

The indenture provides for the issuance of debt securities without limitation as to aggregate principal amount. See “Description of the Indenture,” below.

For each series of debt securities, the following terms will be described in the prospectus supplement applicable to that series:

•	the designation of the series of debt securities;
•	the aggregate principal amount of the series of debt securities;
•	the stated maturity or maturities for payment of principal of the series of debt securities;
•	any sinking fund or analogous provisions;
•	the rate or rates at which the series of debt securities bears interest, the method of calculating the interest rate or rates and the interest payment dates for the series;
•	the currencies in which principal of and interest and any premium on the series of debt securities will be payable, if other than U.S. dollars;
•	the redemption date or dates, if any, and the redemption price or prices and other applicable redemption provisions for the series of debt securities;
•	whether the series will be issued as one or more global securities, and if so, the depository for the debt securities;
•	if not issued as global securities, the denominations in which the debt securities of the series will be issuable, if other than denominations of $2,000 and integral multiples of $1,000;
•	the date from which interest on the series of debt securities will accrue;
•	the basis upon which interest on the series of debt securities will be computed, if other than a 360-day year of twelve 30-day months;

•

if other than the principal amount of the series of debt securities, the portion of the principal amount of the series of debt securities that will be payable upon any declaration of acceleration of the maturity of the series of debt securities pursuant to the indenture;

•	if other than the trustee under the indenture, the person or persons who shall be registrar for the series of debt securities;
•	any additional events of default or additional covenants for the series of debt securities;
•	the terms and conditions, if any, upon which any series of debt securities may or shall be converted into other instruments or other forms of property; and
•	any other term or provision relating to the series of debt securities which is not inconsistent with the provisions of the indenture.

DESCRIPTION OF THE INDENTURE

The following description of the indenture is only a summary. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read the indenture in its entirety.

General

Chevron may issue debt securities from time to time under the Indenture dated as of June 15, 1995 between Chevron and Wells Fargo Bank, National Association (as successor to The Bank of New York, as successor to JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as successor to Chemical Bank), as trustee, and which is referred to in this prospectus as the indenture.

The following terms apply to debt securities issued under the indenture.

Covenants of Chevron

Capitalized terms used in the following description are defined terms. The definitions of these terms are located under “—Definitions applicable to covenants.”

Corporate existence

In the indenture, Chevron agrees that, so long as debt securities are outstanding under the indenture, Chevron will maintain its corporate existence, will not sell substantially all of its assets, dissolve, or consolidate or merge with any corporation or permit one or more other corporations to consolidate with or merge into it, unless the purchaser of the assets or the surviving company in any merger or consolidation:

•	is incorporated and existing under the laws of one of the states of the United States of America;
•	assumes Chevron’s obligations under the indenture and the debt securities issued under the indenture; and
•	is not, after the sale, merger or consolidation, in default under any provision of the indenture.

Debt securities to be secured in certain events

In the indenture, Chevron agrees that prior to consummating any consolidation or merger that would subject any Principal Property to any mortgage, security interest, pledge, lien or other encumbrance, it will secure all debt securities outstanding under the indenture equally and ratably with the debt or other obligation secured by the encumbrance resulting from the consolidation or merger. Chevron may also secure, together with the debt securities issued under the indenture, any of its other indebtedness or any indebtedness it guarantees that ranks equally with debt securities issued under the indenture. This covenant does not apply to debts or obligations that Chevron or any Restricted Subsidiary could have incurred without securing debt securities issued under the indenture pursuant to the covenant “Limitation on liens,” described in this prospectus.

Limitations on liens

In the indenture, Chevron agrees that it will not, and it will not permit any Restricted Subsidiary to, issue, assume or guarantee any debt secured by a mortgage, pledge or lien on any Property, without effectively providing that the debt securities outstanding under the indenture shall be equally and ratably secured. Chevron may also secure, together with the debt securities issued under the indenture, any of its other indebtedness or any indebtedness it guarantees that ranks equally with debt securities issued under the indenture. This covenant does not apply to debt secured by:

•	liens on Property of any corporation existing at the time the corporation becomes a Restricted Subsidiary;
•	liens on Property existing at the time Chevron acquired the Property;
•	liens on Property that secure the payment of all or any part of the purchase price of the Property;
•

liens on Property that secure a debt incurred prior to, at the time of or within two years after the acquisition of the Property for the purpose of financing all or any part of the purchase price of the Property;

•	liens on Property to secure a debt incurred to fund all or any part of the cost of exploration, drilling or development of the Property or the cost of improvements to the Property;
•	liens that secure debt owing by a Restricted Subsidiary to Chevron or any Subsidiary;
•	liens on personal property, other than shares of stock or indebtedness of any Restricted Subsidiary, to secure loans maturing in less than one year;
•	liens on Property to secure debt incurred in connection with any financing done in accordance with the provisions of Section 103 of the Internal Revenue Code of 1986, as amended; or
•

any extension, renewal or replacement, in whole or in part, of any lien referred to in the above list or any debt secured by a lien referred to in the above list, provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same Property that secured the lien extended, renewed or replaced (plus improvements on such Property).

For purposes of this covenant, the following types of transactions are deemed not to create debt secured by a lien:

•

the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize from the sale or transfer a specified amount of money, however determined, or a specified amount of the minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as a “production payment”; and

•

the mortgage or pledge of any property of Chevron or any Subsidiary in favor of the United States, or any state, or any department, agency or instrumentality of either, to secure partial, progress, advance or other payments to Chevron or any Subsidiary pursuant to the provisions of any contract or statute.

Notwithstanding the restrictions contained in this covenant, Chevron may, and may permit any Restricted Subsidiary to, issue, assume or guarantee debt without equally and ratably securing the debt securities issued under the indenture, provided that the aggregate amount of that debt and Attributable Debt with respect to sale and leaseback arrangements of Chevron and any Restricted Subsidiary does not exceed ten percent of Chevron’s Consolidated Adjusted Tangible Assets prior to the time such debt was issued, assumed or guaranteed.

Limitation on sale and leaseback

In the indenture, Chevron agrees that it will not, and it will not permit any Restricted Subsidiary to, enter into any sale and leaseback arrangement unless either:

•

Chevron or any Restricted Subsidiary could create debt secured by a mortgage pursuant to the covenant “Limitation on liens” on the property to be leased without equally and ratably securing the debt securities issued under the indenture; or

•

within one year before or after the sale or transfer, Chevron has applied or applies an amount equal to the greater of (a) the net proceeds of the sale of the leased property or (b) the fair value of the leased property at the time of the sale and leaseback transaction to:

•	the voluntary retirement of debt of Chevron or a Restricted Subsidiary or debt of a Subsidiary guaranteed by Chevron that matures more than one year after being incurred; or
•	the acquisition, development or improvement of a Principal Property.

This covenant does not apply to temporary leases for a term of not more than three years or sale or transfer and leaseback transactions involving the acquisition or improvement of Principal Properties, provided that within one year before or after the sale or transfer, Chevron has applied or applies the consideration received at the time of sale or transfer by Chevron or a Restricted Subsidiary in an amount equal to the greater of (a) the net proceeds of the sale of the leased property or (b) the fair value of the leased property at the time of the transaction to:

•	the voluntary retirement of debt of Chevron or a Restricted Subsidiary or debt of a Subsidiary guaranteed by Chevron that matures more than one year after being incurred; or
•	the acquisition, development or improvement of a Principal Property.

Definitions applicable to covenants

Terms used in this description of Chevron’s covenants under the indenture have the following meanings:

“Attributable Debt” for a sale-leaseback transaction means the lesser of

•	the fair value of the property subject to the transaction (as determined by Chevron’s Board of Directors); or
•	the present value of rent for the remaining term of the lease.

“Consolidated Adjusted Tangible Assets” means the consolidated total assets of Chevron and its subsidiaries as reflected in Chevron’s most recent consolidated balance sheet prepared in accordance with Chevron’s accounting policies and generally accepted accounting principles, less

•	goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other deferred charges;
•	total current liabilities except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases; and
•

deferred credits and other noncurrent obligations, including minority interests (which are referred to in Chevron’s financial statements as “noncontrolling interests”) in consolidated subsidiaries and reserves—employee annuity plans and other reserves which may hereafter be defined in Chevron’s accounting policies.

“Principal Property” means any oil or gas producing property located in the United States of America, onshore or offshore, or any refinery or manufacturing plant located in the United States of America, in each case now owned or hereafter acquired by Chevron or a Restricted Subsidiary, except any oil or gas producing property, refinery or plant that in the opinion of the Board of Directors of Chevron is not of material importance to the total business conducted by Chevron and its consolidated Subsidiaries.

“Property” means Principal Properties or any shares of stock of or indebtedness of Chevron or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Chevron that has substantially all of its assets located in the United States of America and owns a Principal Property, and in which Chevron’s direct or indirect capital investment, together with the outstanding balance of

•	any loans or advances made to such Subsidiary by Chevron or any other Subsidiary and
•	any debt of such Subsidiary guaranteed by Chevron or any other Subsidiary,

exceeds $100 million.

“Subsidiary” means any corporation at least a majority of the outstanding securities of which having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) is owned by Chevron or by one or more Subsidiaries or by Chevron and one or more Subsidiaries.

Any additional covenants

Any additional covenants with respect to any particular series of debt securities issued under the indenture will be described in the relevant prospectus supplement. The indenture does not contain any covenants specifically designed to protect securityholders against a reduction in the creditworthiness of Chevron in the event of a highly leveraged transaction. The indenture does not limit the amount of additional indebtedness that Chevron, or any of its subsidiaries, may incur.

Events of Default

The indenture defines an event of default with respect to any particular series of debt securities as any one of the following events:

•	default for 30 days in any payment of interest on any security of that series issued under the indenture;
•	default in the payment of the principal of or any premium on any security of that series issued under the indenture;
•	default in the satisfaction of any sinking fund payment obligation relating to that series of debt securities issued under the indenture;
•

failure to observe or perform in any material respect any agreement or covenant contained in the debt securities of that series, in the indenture or in any supplemental indenture for the benefit of the holders of that series of debt securities, for 90 days after receiving notice of the failure; or

•	particular events of bankruptcy, insolvency or similar reorganization of Chevron.

An event of default with respect to one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities. If an event of default with respect to the debt securities of any one or more series occurs and is continuing, the trustee or the holders of not less than 25 percent in principal amount of the debt securities of each such series may declare the principal amount of all of the debt securities of that series, together with any accrued interest, to be immediately due and payable. In the case of any original issue discount debt securities, the terms of those debt securities will specify what portion of the principal amount the holders may declare due and payable upon a continuing event of default. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration.

If an event of default occurs and is continuing, the trustee under the indenture may pursue any available remedy by proceeding at law or in equity to collect the payment of principal or any premium or interest on the debt securities of the series to which the default relates or to enforce the performance of any provision of that series of debt securities or the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past event of default with respect to that series and its consequences, except a continuing default:

•	in the payment of the principal of or any premium or interest on such debt securities;
•	in the satisfaction of any sinking fund payment obligation relating to such series of debt securities; or
•

in respect of a covenant or provision of the indenture under which the series of debt securities was issued which cannot be modified or amended without the consent of the holder of each security affected by the default.

Modifications of the Indenture

Without the consent of any holder of debt securities, Chevron and the trustee may enter into a supplemental indenture to amend the indenture or the debt securities issued under that indenture for any of the following purposes, among other things:

•	to cure any ambiguity, defect or inconsistency;
•	to permit a successor to assume Chevron’s obligations under the indenture as permitted by the indenture;
•	to eliminate or change any provision of the indenture, provided the change does not adversely affect the rights of any holder of outstanding debt securities;
•	to provide for the issuance and establish the terms and conditions of debt securities of any series;
•	to add to Chevron’s covenants further covenants, restrictions or conditions for the protection of the holders of all or any particular series of debt securities; or
•	to appoint, at the request of the trustee, a successor trustee for a particular series of debt securities.

Chevron and the trustee may modify or amend the indenture and the rights and obligations of Chevron or the rights of the holders of the debt securities at any time with the consent of the holders of not less than a majority in aggregate principal amount of all series of debt securities then outstanding and affected by the proposed modification or amendment, voting as one class. However, without the consent of the holder of each affected outstanding debt security, no amendment or modification may, among other things:

•	change the fixed maturity or redemption date of any outstanding debt security;
•	reduce the rate of interest on any outstanding debt security;
•	alter the method of determining the rate of interest on any outstanding debt security;
•	extend the time of payment of interest;
•	reduce the principal amount of any outstanding debt security;
•	reduce any premium payable upon the redemption of any outstanding debt security;

•	change the coin or currency in which any outstanding debt securities or the interest thereon are payable;
•	impair the securityholders’ right to institute suit for the enforcement of payment;
•	reduce the percentage of the holders of outstanding debt securities whose consent is required for any modification or amendment of the indenture or waiver of its provisions;
•	change the time of payment or reduce the amount of any minimum sinking account or fund payment; or
•	modify any provisions of the indenture relating to the amendment of the indenture or the creation of a supplemental indenture, unless the change increases the rights of the debt securityholders.

Defeasance and Discharge

The indenture provides that Chevron may terminate and be fully discharged from its obligations with respect to any series of debt securities issued under the indenture if Chevron deposits in trust with the applicable trustee money, direct obligations of the United States of America or obligations guaranteed by the United States of America sufficient to pay principal, premium and interest, if any, on that series of debt securities to the date of its redemption or maturity. In the case of debt securities issued in a currency other than U.S. currency, Chevron may instead deposit direct obligations of or obligations guaranteed by the government that issued that currency. In order to terminate its obligations in this manner, Chevron must deliver to the trustee an opinion of counsel to the effect that the holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result.

Chevron may also terminate its obligations to comply with covenants applicable to any outstanding debt securities, including the covenants described in “—Covenants of Chevron,” if it deposits in trust with the trustee money, direct obligations of the United States or obligations guaranteed by the United States (or direct obligations of or obligations guaranteed by the government that issued the currency such securities are denominated in, as the case may be) sufficient to pay principal, premium and interest, if any, on that series of debt securities to the date of its redemption or maturity.

Governing Law

The indenture and each debt security issued under the indenture are to be deemed to be contracts made under, and are to be construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee of the indenture. In certain instances, Chevron or the holders of a majority of the then-outstanding principal amount of the debt securities may remove a trustee and appoint a successor trustee. A trustee may become the owner or pledgee of any of the debt securities issued under the indenture with the same rights it would have if it were not the trustee. Each trustee and any successor trustee must be a corporation:

•	organized and doing business as a commercial bank under the laws of the United States or of any state within the United States or of the District of Columbia;
•	authorized under applicable laws to exercise corporate trust powers;
•	having a combined capital and surplus of at least $100 million; and
•	subject to examination by federal or state or District of Columbia authority.

From time to time, a trustee may also serve as trustee under other indentures relating to securities issued by Chevron or affiliated companies and may engage in commercial transactions with Chevron and affiliated companies.

PLAN OF DISTRIBUTION

Debt securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;
•	through agents;
•	through dealers; or
•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of debt securities.

If debt securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the debt securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the debt securities offered by that prospectus supplement. Prospectus supplements relating to underwritten offerings of debt securities will also describe:

•	the discounts and commissions to be allowed or paid to the underwriters;
•	all other items constituting underwriting compensation;
•	the discounts or concessions to be allowed or reallowed or paid to dealers, if any; and
•	the exchanges, if any, on which the debt securities will be listed.

Debt securities may be sold directly by Chevron through agents designated by Chevron from time to time. Any agent involved in the offer or sale of debt securities, and any commission payable by Chevron to such agent, will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of debt securities will be acting on a best efforts basis for the period of its appointment.

If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of debt securities, the underwriters will be obligated to purchase all debt securities offered if any are purchased.

Chevron will indemnify any underwriters and agents against various civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with or perform services for Chevron and affiliated companies in the ordinary course of business.

LEGAL MATTERS

The validity of any debt securities offered by this prospectus will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Chevron Corporation

$                 % Notes Due 2016

$                 % Notes Due 2017

$                 % Notes Due 2019

BofA MERRILL LYNCH

J.P. MORGAN

MORGAN STANLEY

BARCLAYS

GOLDMAN, SACHS & CO

WELLS FARGO SECURITIES